UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 16, 2011 (March 10, 2011)

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia	0-12185	Not Applicable
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201 Lexington, Kentucky	40509-1844
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2[b])

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 1.01. Entry into a Material Definitive Agreement.
     On December 23, 2010, NGAS Resources, Inc., a British Columbia corporation (the “Company”), and Magnum Hunter Resources Corporation, a Delaware corporation (the “Magnum Hunter”), entered into an Arrangement Agreement (the “Arrangement Agreement”), providing for the acquisition of the Company by Magnum Hunter in an all-stock transaction by way of a court-approved plan of arrangement under British Columbia law (the “Acquisition”). The Acquisition is described in the Company’s Current Report on Form 8-K filed on December 27, 2010 and in the accompanying exhibits.
     The consummation of the Arrangement is subject to certain closing conditions including, among other things, the entry into an agreement with Seminole Energy Services, LLC and its subsidiary (“Seminole”) on substantially the terms set forth in a letter of intent among Magnum Hunter, Seminole, the Company and NGAS Production Co., a wholly owned subsidiary of the Company (“NGAS Production”), for the restructuring of the existing gas gathering and sales agreements among the Company, NGAS Production, NGAS Gathering, LLC, NGAS Gathering II, LLC and Seminole (collectively, the “Gas Gathering Agreements”). The Gas Gathering Agreements were entered during the third quarter of 2009 in connection with the sale of our Appalachian gas gathering and midstream assets to Seminole (the “Appalachian gathering system”).
     On March 10, 2011, the Company, NGAS Production, NGAS Gathering, LLC, NGAS Gathering II, LLC, Magnum Hunter and Seminole entered into an Omnibus Agreement (the “Omnibus Agreement”), pursuant to which the parties agreed, among other things, to amend the Gas Gathering Agreements (the “Amendments”), conditioned upon the closing of the Acquisition (the “Closing”). Upon effectiveness of the Amendments, NGAS Production and its affiliates will generally be entitled to a reduction in the gas gathering fees for all throughput volumes from existing and future wells in the dedicated Appalachian reserve area for the life of the Gas Gathering Agreements. In addition, NGAS Production will receive an increased monthly operating fee for the operation of the Appalachian gathering system.
     Under the Omnibus Agreement, as consideration for the parties to enter into the Amendments, at and subject to the occurrence of the Closing, Magnum Hunter has agreed to pay Seminole $10.275 million (the “Consideration”), payable at Magnum Hunter’s sole discretion either in cash or restricted shares of its common stock, or any combination thereof. The Omnibus Agreement provides that as additional consideration for the parties to enter into the Amendments, NGAS Production, Magnum Hunter and their respective affiliates have agreed to spend, subject to the occurrence of the Closing, a minimum of $20 million in annual drilling commitments for new wells in the Appalachian reserve area covered by the Gas Gathering Agreements during both 2011 and 2012, with a 15% penalty on any annual shortfall. Magnum Hunter also granted Seminole an option to acquire a 50% ownership interest in its Marcellus gas processing plant, which is currently under construction and is expected by Magnum Hunter to be completed in the latter part of 2011. In the event Seminole does not exercise such right by April 15, 2011, Magnum Hunter has agreed to pay Seminole $300,000 in cash, subject to the occurrence of the Closing or a termination of the Arrangement Agreement as a result of Magnum Hunter’s material breach of the terms and conditions contained therein. NGAS Production, also agreed to cancel approximately $6.8 million in promissory note installments payable by Seminole from its purchase of the Appalachian gathering system, at and subject to the Closing.
     The Omnibus Agreement and the Amendments will terminate in the event that the Arrangement Agreement is terminated prior to the Closing or if the Closing does not occur by April 30, 2011 (each, a “Termination Event”). If a Termination Event occurs due to a material breach by Magnum Hunter of its representations and warranties or covenants under the Arrangement Agreement, Magnum Hunter has agreed to pay Seminole its reasonable, properly documented out of pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Amendments.
     The foregoing summary of the Omnibus Agreement and the Amendments does not purport to be complete and is subject to and qualified in its entirety by the text of the Omnibus Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference, including the forms of the Amendments which are included as exhibits to the Omnibus Agreement.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     (d) Exhibits.

Exhibit
Number	Exhibit
10.1	Omnibus Agreement dated as of March 10, 2011 among NGAS Resources, Inc., NGAS Production Co., NGAS Gathering, LLC, NGAS Gathering II, LLC, Seminole Energy Services, L.L.C., Seminole Gas Company, L.L.C. and Magnum Hunter Resources Corporation*

*	Portions of this exhibit are subject to a request for confidential treatment and have been omitted in reliance on Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential portions have been submitted separately to the Securities and Exchange Commission.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS RESOURCES, INC.
By:	/s/ William S. Daugherty
William S. Daugherty,
President and Chief Executive Officer

Date: March 16, 2011

2

Exhibit Index

Exhibit
Number	Description of Exhibit
10.1	Omnibus Agreement dated as of March 10, 2011 among NGAS Resources, Inc., NGAS Production Co., NGAS Gathering, LLC, NGAS Gathering II, LLC, Seminole Energy Services, L.L.C., Seminole Gas Company, L.L.C. and Magnum Hunter Resources Corporation*

*	Portions of this exhibit are subject to a request for confidential treatment and have been omitted in reliance on Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential portions have been submitted separately to the Securities and Exchange Commission.